As filed with the Securities and Exchange Commission on November 14, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CREDIT SUISSE GROUP AG

(Exact Name of Registrant as Specified in Its Charter)

Canton of Zurich, Switzerland (State or Other Jurisdiction of Incorporation or Organization)	98-0215385 (I.R.S. Employer Identification No.)

Paradeplatz 8

CH 8001 Zurich, Switzerland

+41 44 333 1111

(Address and telephone number of Registrant’s principal executive offices)

2022 Rights Offering

(Full Title of the Plan)

Crystal Lalime

General Counsel
Credit Suisse (USA), Inc.

Eleven Madison Avenue

New York, NY 10010

(212) 325-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sebastian R. Sperber Cleary Gottlieb Steen & Hamilton LLP 2 London Wall Place London EC2Y 5AU, United Kingdom +44 20 7614 2200	Markus Diethelm General Counsel Credit Suisse Group AG Paradeplatz 8 CH 8001 Zurich, Switzerland +41 44 333 1111	Benjamin K. Leisinger Homburger AG Prime Tower Hardstrasse 201 CH 8005 Zurich, Switzerland + 41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Credit Suisse Group AG (“CSG”) is filing this registration statement on Form S-8 with the Securities and Exchange Commission (“SEC”) to register (i) up to 80,109,440 pre-emptive subscription rights (the “Rights”) issuable pursuant to a rights offering (the “Rights Offering”), in which any CSG shareholder as of November 25, 2022 will receive Rights to subscribe for new shares with a nominal value per share CHF 0.04 and (ii) up to 53,406,294 shares with a nominal value per share CHF 0.04 underlying the Rights that will be issued in the Rights Offering.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Annual Report on Form 20-F of CSG for the fiscal year ended December 31, 2021 filed with the SEC on March 10, 2022 (the “2021 Annual Report”) is incorporated in this registration statement by reference, except for the sections of the 2021 Annual Report entitled “VIII – Consolidated Financial Statements – Credit Suisse (Bank)” and “IX – Parent Company Financial Statements – Credit Suisse (Bank)”.

The Registrant further incorporates by reference its current reports on Form 6-K dated:

•	January 18, 2022

•	January 25, 2022

•	February 10, 2022 (containing the Credit Suisse Earnings Release 4Q21)

•	March 10, 2022

•	March 21, 2022

•	March 24, 2022

•	March 30, 2022

•	April 4, 2022

•	April 20, 2022

•	April 27, 2022 (containing the Credit Suisse Earnings Release 1Q22)

•	April 27, 2022 (containing the Media Release entitled “Credit Suisse Group announces changes to its Executive Board”)

•	April 29, 2022

•	May 5, 2022 (containing the Credit Suisse Financial Report 1Q22)

•	June 8, 2022

•	July 27, 2022 (containing the Credit Suisse Earnings Release 2Q22)

•	July 27, 2022 (containing the Media Release entitled “Credit Suisse appoints Ulrich Körner new Group Chief Executive Officer; announces comprehensive strategic review”)

•	July 29, 2022 (containing the Credit Suisse Financial Report 2Q22; the information under “Group and Bank differences” and any exhibits thereto or information contained therein which relate exclusively to Credit Suisse AG shall not be incorporated by reference; section of the Credit Suisse Financial Report 2Q22 entitled “II – Treasury, risk, balance sheet and off-balance sheet – Capital management– Bank regulatory disclosures” shall not be incorporated by reference)

•	August 22, 2022

•	October 7, 2022

•	October 27, 2022 (containing the Credit Suisse Earnings Release 3Q22)

•	October 27, 2022 (containing the Media Release entitled “The Board of Directors of Credit Suisse Group AG proposes two share capital increases to further strengthen the Group’s capital base and support its new strategic direction”)

•	October 27, 2022 (containing the Media Release entitled “Credit Suisse unveils new strategy and transformation plan”)

•	October 31, 2022 (containing the Media Release entitled “Credit Suisse Group AG announces the enlargement of the banking syndicate, the expected terms for the rights issue and the final terms of the share placement to qualified investors”)

•	November 2, 2022 (containing the Credit Suisse Financial Report 3Q22)

in each case, only to the extent that such report expressly states that such report, or portions thereof, are incorporated by reference into the registration statement of the Registrant filed on Form F-3 (file no. 333-238458).

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. The Registrant’s reports on Form 6-K filed with the SEC after the date of this registration statement are incorporated by reference in this registration statement only to the extent that the reports expressly state such reports are filed (and not furnished) with the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Because CSG is a Swiss company headquartered in Switzerland, a number of the directors and officers of CSG are residents of Switzerland and not the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

•	serve legal process on CSG or its directors and executive officers or have any of them appear in a U.S. court; and

•	enforce against those persons in Switzerland, whether in original actions or in actions for enforcement of judgments of U.S. courts, liabilities based solely on the federal securities laws of the United States.

The Articles of Association of CSG does not contain provisions regarding the indemnification of directors and officers.

According to Swiss statutory law, an employee has a right to be indemnified by the employer against losses and expenses incurred by him or her in the execution of his or her duties under an employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

It is CSG’s policy to indemnify its current or former directors and/or employees against certain losses and expenses in respect of service as a director or employee of CSG, as the case may be, one of its affiliates or another entity, which CSG has approved, subject to specific conditions or exclusions. CSG maintains directors’ and officers’ insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on November 14, 2022.

CREDIT SUISSE GROUP AG

By	/s/ Ulrich Körner
	Name:	Ulrich Körner
	Title:	Chief Executive Officer

By	/s/ Dixit Joshi
	Name:	Dixit Joshi
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Dixit Joshi, Markus Diethelm, Christine Graeff and Gian Marco Martino jointly and severally, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities on November 14, 2022.

Signatures	Title

/s/ Ulrich Körner	Chief Executive Officer
Ulrich Körner	(Principal Executive Officer)

/s/ Dixit Joshi	Chief Financial Officer
Dixit Joshi	(Principal Accounting Officer)

/s/ Axel P. Lehmann	Chairman of the Board of Directors
Axel P. Lehmann

/s/ Christian Gellerstad	Vice Chair of the Board of Directors
Christian Gellerstad

/s/ Mirko Bianchi	Director
Mirko Bianchi

/s/ Iris Bohnet	Director
Iris Bohnet

/s/ Clare Brady	Director
Clare Brady

/s/ Keyu Jin	Director
Keyu Jin

/s/ Shan Li	Director
Shan Li

Director
Seraina Macia

/s/ Blythe Masters	Director
Blythe Masters

/s/ Richard Meddings	Director
Richard Meddings

/s/ Amanda Norton	Director
Amanda Norton

/s/ Ana Paula Pessoa	Director
Ana Paula Pessoa

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the following capacity on November 14, 2022.

CREDIT SUISSE (USA), INC.

By	/s/ Crystal Lalime		Authorized Representative in the United States
	Name:	Crystal Lalime
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Document	Method of filing

4.1	Invitation to the Extraordinary General Meeting of Shareholders of Credit Suisse Group AG	Filed herewith

5.1	Opinion of Homburger with respect to the legality of the securities being registered	Filed herewith

15.1	Letter of PricewaterhouseCoopers AG concerning unaudited interim financial statements of Credit Suisse Group AG	Filed herewith

23.1	Consent of PricewaterhouseCoopers AG	Filed herewith

23.2	Consent of KPMG AG	Filed herewith

23.3	Consent of Homburger	Included in exhibit 5.1 filed herewith

24.1	Power of Attorney	Included herein

107	Filing Fee Table	Filed herewith